Exhibit 3.1
AMENDED AND RESTATED BYLAWS
OF
GERMAN AMERICAN BANCORP, INC.

ARTICLE I
Meetings of Shareholders

Section 1.1.  Annual Meetings. Annual meetings of the shareholders of the Corporation shall be held on such date and at such hour and such place within or without the State of Indiana as shall be designated by the Board of Directors.

Section 1.2.  Special Meetings. Special meetings of the shareholders of the Corporation may be called at any time by the Board of Directors or the Chairman of the Board and shall be called by the Board of Directors if the Secretary receives written, dated, and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least 25 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand. The Board of Directors or the Chairman of the Board, as the case may be, calling a special meeting of shareholders shall set the date, time, and place of such meeting, which may be held within or without the State of Indiana.

Section 1.3.  Notices. A written notice, stating the date, time and place of any meeting of the shareholders, and in the case of a special meeting the purpose or purposes for which such meeting is called, shall be delivered by the Secretary of the Corporation to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting no fewer than 10 nor more than 60 days before the date of the meeting, or as otherwise provided by the Corporation Law. In the event of a special meeting of shareholders required to be called as the result of a demand therefore made by shareholders, such notice shall be given no later than the sixtieth day after the Corporation’s receipt of the demand requiring the meeting to be called. Notice of shareholders’ meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his or her address shown in the Corporation’s current record of shareholders; provided, however, that notice to shareholders who share a common address may be delivered and shall be effective if delivered in accordance with the provisions of the Corporation Law applicable to notices to shareholders who share a common address.

A shareholder or his or her proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, whether in person or by proxy,

(a) waives objection to lack of notice or defective notice of the meeting, unless the shareholders or his or her proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his or her proxy objects to considering the matter when it is presented. Each shareholder who has in the manner above provided waived notice or objection to notice of the shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

If an annual or special shareholders’ meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

Section 1.4.  Voting. Except as otherwise provided by the Corporation Law or the Corporation’s Articles of Incorporation, each capital share of any class of the Corporation that is outstanding at the record date and represented in person or by proxy at the annual or special meeting shall entitle the record holder thereof, or his or her proxy, to one vote on each matter voted on at the meeting.

Section 1.5.  Quorum. Unless the Corporation’s Articles of Incorporation or the Corporation Law provide otherwise, at all meetings of shareholders a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for any quorum purposes for the remainder of the meeting and for any meeting held pursuant to an adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 1.6.  Vote Required to Take Action. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, unless the Corporation’s Articles of Incorporation or the Corporation Law requires a greater number of affirmative votes. Directors shall be elected by a plurality of the votes properly cast.

Section 1.7.  Record Date. Only such persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting as shall appear as shareholders upon the books of the Corporation as of such record date as the Board of Directors shall determine, which date may not be earlier than the date 70 days immediately preceding the meeting unless otherwise permitted by the Corporation Law. In the absence of such determination, the record date shall be the fiftieth day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders shall be determined as of the close of business on the record date.

Section 1.8.  Proxies. A shareholder may vote his or her shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders’ meetings within the effective period of such proxy) by signing an appointment form, either personally or by the shareholder’s attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for 11 months unless a longer period is expressly provided in the appointment form. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the Corporation Law and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 1.9. Advance Notice of Shareholder Nominations and Proposals.
(a)Annual Meetings. At a meeting of the shareholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:
(i)specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;
(ii)otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or
(iii)otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.9.
In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for shareholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder pursuant to Section 1.9(a)(iii), the shareholder or shareholders of record intending to propose the business (the “Proposing Shareholder”) must have given timely notice thereof pursuant to this Section 1.9(a) in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the shareholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Shareholder’s notice for an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For purposes of this Section 1.9, “Public Disclosure” shall mean a disclosure made in a press release distributed through a widely circulated news or wire service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).
(b)Shareholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 1.9(a)(iii) or Section 1.9(d), a Proposing Shareholder’s timely notice to the Secretary of the Corporation (in accordance with the time periods for delivery of timely notice as set forth in this Section 1.9) shall set forth or include:
(i)the name, age, business address, and residence address of each nominee proposed in such notice;
(ii)the principal occupation or employment of each such nominee;

(iii)the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);
(iv)such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act;
(v)a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary of the Corporation upon written request of any shareholder of record within 10 days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person:
(A)consents to being named in the proxy statement as a nominee and to serving as a director if elected,
(B)intends to serve as a director for the full term for which such person is standing for election, and
(C)makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s policies and guidelines applicable to directors, and (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not be disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation; and

(vi)as to the Proposing Shareholder:
(A)the name and address of the Proposing Shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made,
(B)the class and number of shares of the Corporation which are owned by the Proposing Shareholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, as of the date of the Proposing Shareholder’s notice, and a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,
(C)a description of any agreement, arrangement, or understanding with respect to such nomination or other business proposal between or among the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,
(D)a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E)a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such other business proposal,
(F)a representation whether the Proposing Shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 promulgated under the Exchange Act, and (2) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee,
(G)the names and addresses of other shareholders (including beneficial and record owners) known by the Proposing Shareholder to support the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other shareholders, and
(H)any other information relating to such Proposing Shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
The number of nominees a shareholder may nominate for election at an annual meeting on its own behalf (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c)Other Shareholder Proposals. For all business other than director nominations, a Proposing Shareholder’s timely notice to the Secretary of the Corporation (in accordance with the time periods for delivery of timely notice as set forth in this Section 1.9) shall set forth as to each matter the Proposing Shareholder proposes to bring before the annual meeting:
(i)a brief description of the business desired to be brought before the annual meeting;
(ii)the reasons for conducting such business at the annual meeting;
(iii)the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);
(iv)any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such shareholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;
(v)any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
(vi)a description of all agreements, arrangements, or understandings between or among such shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such shareholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such shareholder, beneficial owner, or their affiliates or associates; and
(vii)all of the other information required by Section 1.9(b)(vi) above.
(d)Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:
(i)by or at the direction of the Board of Directors or any committee thereof; or
(ii)provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 1.9 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.9.
In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such shareholder delivers a shareholder’s notice that complies with the requirements of Section 1.9(b) to the Secretary of the Corporation at its principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the first date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
The number of nominees a shareholder may nominate for election at a special meeting on its own behalf (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting.
(e)Effect of Noncompliance.
(i)Only such persons who are nominated in accordance with the procedures set forth in this Section 1.9 shall be eligible to be elected at any meeting of shareholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be properly brought before the meeting in accordance with the procedures set forth in this Section 1.9. The chairman of the special meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.9. If any proposed nomination was not made or proposed in compliance with this Section 1.9 or other business was not made or proposed in compliance with this Section 1.9, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Shareholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 1.9 does not comply with or provide the information required under this Section 1.9 to the Corporation, including the updated information required by Section 1.9(b)(vi)(B), Section 1.9(b)(vi)(C), and Section 1.9(b)(vi)(D) within five business days after the record date for such meeting, or the Proposing Shareholder (or a qualified representative of the Proposing Shareholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.
(ii)Without limiting the other provisions and requirements of Section 1.9, unless otherwise required by law, if any shareholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(f)Rule 14a-8. This Section 1.9 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
ARTICLE II
Directors

Section 2.1.  Number and Term. The business of the Corporation shall be managed by a Board of Directors consisting of at least 9 Directors and no more than 15 Directors. The Directors and each of them shall have no authority to bind the Corporation except when acting as a Board or as a committee established by the Board and granted authority to bind the Corporation. The exact number of Directors of the Corporation shall be fixed by the Board of Directors within the range established by this Section 2.1, and may be changed within that range from time to time by the Board of Directors.

Section 2.2.  Classification of Board of Directors. The Directors shall be divided into three equal (or as nearly equal as possible) classes. Only one class of Directors shall be elected at any annual meeting, and the term of the class of Directors elected at each annual meeting shall extend from the date of such annual meeting until the time of the election of directors at the annual meeting in the third year after the year in which such class is elected. A Director’s term, however, shall terminate upon his or her death, resignation, disqualification, or removal, and, despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualified. Vacancies caused by an increase in the number of Directors shall be apportioned so as to make the classes as nearly equal as possible. The classes and terms of the Directors shall not be governed by the provisions of the Corporation Law codified at Indiana Code §23-1-33-6(c); provided, however, the Corporation’s election not to be governed by the provisions of this subsection of the Corporation Law that is evidenced by this sentence may subsequently be rescinded by action of the Board of Directors in accordance with such subsection.

Section 2.3.  Age Qualification Requirement. No Director shall be elected after reaching the age of 69 years. The Board of Directors may in its discretion from time to time consider and grant waivers from the Director qualification requirement included in the immediately preceding sentence to permit a Director who otherwise would not be qualified under this Section 2.3 nevertheless to be elected and serve on the Board of Directors.

Section 2.4.  Quorum and Vote Required to Take Action. A majority of the members of the Board of Directors (the size of which shall be determined in accordance with the latest action of the Board of Directors fixing the number of Directors) shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Corporation Law, the Corporation’s Articles of Incorporation or these Bylaws.

Section 2.5.  Annual and Regular Meetings. The Board of Directors shall meet once following the election of Directors at each annual meeting, on such date and at such time and place as the Board of Directors may fix, for the purpose of taking annual organizational actions and considering such other matters as may properly come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times, and at such places as shall be fixed by resolution adopted by the Board of Directors. The Board of Directors or the Chairman of the Board may alter the date, time or place previously fixed for the annual meeting or any regular meeting of the Board of Directors. Whenever (in accordance with this Section 2.5) the date, time or place of an annual or regular meeting shall be fixed by action of the Board of Directors, or shall be altered by action of the Board of Directors or by the Chairman of the Board, notice of this action fixing or altering such date, time or place shall be given to each Director not present when such action was taken upon not less than 24 hours’ written or oral notice given to each Director in the same manner as for special meetings; otherwise, no notice of the holding or of the date, time and place of an annual or regular meeting shall be required.

Section 2.6.  Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, or by a majority of the Board of Directors, upon not less than 24 hours’ written or oral notice given to each Director of the date, time and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. The provisions of the Corporation Law codified at Indiana Code §23-1-20-29 shall apply to the methods of giving (and the rules for determining the effectiveness of) such notices. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes of Corporate records. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 2.7.  Written Consents. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 2.7 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed under this Section 2.7 has the effect of a meeting vote and may be described as such in any document.

Section 2.8.  Participation by Conference Telephone. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 2.9.  Committees.

(a)    The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. Each committee may have one or more members, and all the members of a committee shall serve at the pleasure of the Board of Directors.

(b)    To the extent specified by the Board of Directors in the resolutions creating a committee (including any charter of a committee that is adopted by resolutions of the Board of Directors), each committee may exercise all of the authority of the Board of Directors; provided, however, that a committee may not:

(1)authorize dividends or other distributions as defined by the Corporation Law, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors;

(2)approve or propose to shareholders action that is required to be approved by shareholders;

(3)fill vacancies on the Board of Directors or on any of its committees;

(4)amend the Corporation’s Articles of Incorporation;

(5)adopt, amend, repeal or waive any provision of these Bylaws; or

(6)approve a plan of merger not requiring shareholder approval.

(c)    Except to the extent inconsistent with the resolutions creating a committee, Sections 2.4 through 2.8 of these Bylaws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements, and telephone participation in meetings of the Board of Directors, apply to the committee and its members as well.

ARTICLE III
Officers

Section 3.1.  Designation, Selection and Terms. The officers of the Corporation shall consist of the Chairman of the Board, the Chief Executive Officer, one or more Presidents, one or more Vice Presidents, and the Secretary. The Board of Directors may also elect one or more Assistant Secretaries and such other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In defining the duties of officers, the Board of Directors may designate a chief operating officer, a chief administrative officer, a chief financial officer, a chief accounting officer or similar functional titles. The officers of the Corporation shall be elected by the Board of Directors and need not be selected from among the members of the Board of Directors, except for the Chairman of the Board and the Chief Executive Officer, each of whom shall be a member of the Board of Directors. Any two or more offices (including without limitation the offices of Chairman of the Board and Chief Executive Officer) may be held by the same person. All officers shall serve at the pleasure of the Board of Directors. The election or appointment of an officer does not itself create contract rights.

Section 3.2.  Removal. The Board of Directors may remove any officer at any time with or without cause, except that a two-thirds affirmative vote of all other members of said Board shall be required to remove the Chairman of the Board and/or the Chief Executive Officer. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors, except that two-thirds affirmative vote of all remaining members of said Board shall be required to fill any vacancy created by the removal of the Chairman of the Board and/or the Chief Executive Officer.

Section 3.3.  Chairman of the Board. The Chairman of the Board shall be selected from among the members of the Board of Directors. The Chairman of the Board shall preside at all meetings of the shareholders and the Board of Directors at which he or she shall be present. During any period when the Chairman of the Board is not also the Chief Executive Officer, the Chairman of the Board shall perform the duties and have the powers of the Chief Executive Officer in his or her absence or in the event of the inability or refusal of the Chief Executive Officer to act. The Chairman of the Board shall serve the Corporation in such other capacities and perform such other duties as are incident to his or her office or may from time to time be delegated to him or her by the Board of Directors or defined in these Bylaws. At any time in which neither the Chairman of the Board nor the Chief Executive Officer is able to perform the duties and exercise the powers of the Chairman of the Board, then the Board’s lead director (if one shall have been previously selected for purposes of compliance with stock exchange listing requirements) shall perform such duties and exercise such powers.

Section 3.4.  Chief Executive Officer. The Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision over the management and direction of the business of the Corporation. The Chief Executive Officer shall have and may exercise all of the powers and duties as are incident to his or her office or may from time to time be delegated to him or her by the Board of Directors or defined in these Bylaws. In the event that no Chairman of the Board is in office, or in the event that a sitting Chairman of the Board is absent or unable or unwilling to act, the Chief Executive Officer shall perform the duties and have the powers of the Chairman of the Board.

Section 3.5.  Presidents and Vice Presidents. Each President and each Vice President of the Corporation shall have such official titles and such powers as the Board of Directors may, from time to time, designate and authorize. Each such officer shall perform such duties as the Board of Directors may prescribe or as the Chief Executive Officer may, from time to time, delegate to him or her.

Section 3.6.  Secretary. The Secretary shall be the custodian of the books, papers and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by the Corporation Law (other than accounting records) and that the Corporation files with the Indiana Secretary of State the annual report required by the Corporation Law. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and he or she shall perform all of the other duties usual in the office of the Secretary of a corporation.

ARTICLE IV
Indemnification of Officers,
Directors and Other Eligible Persons

Section 4.1.  General. To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim:

(a)    if such Eligible Person is Wholly Successful with respect to the Claim, or

(b)    if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 4.3(a) or 4.3(b) of this Article IV, to have:

(1)    conducted himself in good faith; and

(2)    reasonably believed:

(i)    in the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in its best interest; and

(ii)    all other cases, that his or her conduct was at least not opposed to its best interest; and

(3)    in the case of any criminal proceeding, either

(i)    had reasonable cause to believe his or her conduct was lawful; or
(ii)    had no reasonable cause to believe his or her conduct was unlawful.

The termination of any Claim, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (b) of this Section 4.1. The actions of an Eligible Person with respect to an employee benefit plan subject the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonable believed he or she was acting in conformity with the requirements of such Act or he or she reasonable believed his or her actions to be in the interests of the participants in or beneficiaries of the plan.

Section 4.2.  Definitions.

(a)    The term “Claim” as used in this Article IV shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise: (i) by reason of his or her being or having been an Eligible Person, or (ii) by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(b)    The term “Eligible Person” as used in this Article IV shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation (or of a wholly-owned subsidiary of the Corporation) as a director, divisional director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not (“Other Organizations and Entities”). Other Organizations and Entities include, but are not limited to, (i) subsidiaries of the Corporation and (ii) organizations or entities, and their affiliates, that are not subsidiaries of the Corporation but as to which the Corporation may from time to time be entitled to representation, participation, attendance or informational rights with respect to their boards of directors or committees or other governance structures or activities, as a result of the making by the Corporation of investments in such other organizations or entities and their affiliates or otherwise. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

(c)    The terms “Liability” and “Expense” as used in this Article IV shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, and Eligible Person.

(d)    The term “Wholly Successful” as used in this Article IV shall mean (i) termination of any Claim against the Eligible Person in question without any finding of liability or guilt against him or her, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

Section 4.3.  Procedure.

(a)    Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in clause (b) of Section 4.1, and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant, and shall be given ample opportunity to present to the Referee evidence upon which he or she relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee’s finding that are within the possession or control of the Corporation.

(b)    If an Eligible Person claiming indemnification pursuant to Section 4.3(a) of this Article IV is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 4.3(a) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 4.3(a) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the Court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in clause (b) of Section 4.1 of this Article IV. If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.

Section 4.4.  Nonexclusive Rights. The right of indemnification provided in this Article IV shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Article IV, the Board of Directors may, at any time and from time to time, (a) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (b) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 4.5.  Expenses. Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless he or she is determined to be entitled to indemnification.

Section 4.6.  Contract. The provisions of this Article IV shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder with respect to a Claim shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Article IV that occurs subsequent to the date of any action taken or not taken by reason of which such Eligible Person becomes involved in a Claim. Notwithstanding anything in this Article IV to the contrary, whenever the Corporation files a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, that includes a promise or undertaking that in any way limits or conditions the Corporation’s obligations under this Article IV to an Eligible Person with respect to a Claim arising under that registration statement, then such promise or undertaking shall be considered to be applicable law in respect of the Corporation’s indemnification obligations hereunder, and the Corporation may comply with those limits or conditions to the extent required by its promise or undertaking without thereby being deemed to be in violation of its contract obligations to any Eligible Person under this Article IV.

Section 4.7.  Effective Date. The provisions of this Article IV shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

ARTICLE V
Checks

All checks, drafts, or other orders for payment of money shall be signed in the name of the Corporation by such officers or persons as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation.

ARTICLE VI
Loans

Such of the officers of the Corporation as shall be designated from time to time by any resolution adopted by the Board of Directors and included in the minute book of the Corporation shall have the power, with such limitations thereon as may be fixed by the Board of Directors, to borrow money in the Corporation’s behalf, to establish credit, to discount bills and papers, to pledge collateral, and to execute such notices, bonds, debentures, or other evidences of indebtedness, and such mortgages, trust indentures, and other instruments in connection therewith, as may be authorized from time to time by such Board of Directors.

ARTICLE VII
Execution of Documents

The Chairman of the Board or the Chief Executive Officer, or any officer designated by either of them, may, in the Corporation’s name, sign all deeds, leases, contracts or similar documents that may be authorized by the Board of Directors unless otherwise directed by the Board of Directors or otherwise provided herein or in the Corporation’s Restated Articles of Incorporation, or as otherwise required by law.

ARTICLE VIII
Shares

Section 8.1.  Registration of Share Ownership. Ownership of the capital shares of the Corporation shall be evidenced by share certificates (“certificated shares”) or, if and to the extent authorized by the Board of Directors, by direct registration on the books of the Corporation or its transfer agent or registrar without the issuance of certificates (“uncertificated shares”), or by both certificates and direct registration. The Board of Directors may by resolution provide that some or all of any or all classes and series of the shares of the Corporation shall be uncertificated shares.

Section 8.2.  Share Certificates. Each holder of duly issued certificated shares of the Corporation shall be entitled to a certificate for such shares, to be in such form as shall be prescribed by law and adopted by the Board of Directors. Certificates for certificated shares of the Corporation shall be signed by the Chief Executive Officer and the Secretary or by two officers designated from time to time by the Board of Directors and the seal of the Corporation (or a facsimile thereof), if any, may be thereto affixed. Where any such certificate is also signed by a transfer agent or a registrar, or both, the signatures of the officers of the Corporation may be facsimiles. The Corporation may issue and deliver any such certificate notwithstanding that any such officer who shall have signed, or whose facsimile signature shall have been imprinted on, such certificate shall have ceased to be such officer.

Section 8.3.  Contents of Share Certificates. Each certificate shall state on its face the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom it is issued, and the number and class and the designation of the series, if any, of shares the certificate represents, and, whenever the Corporation is authorized to issue more than one class of shares or different series within a class, each certificate issued after the effectiveness of such authorization shall further state conspicuously on its front or back that the Corporation will furnish the shareholder, upon his or her written request and without charge, a summary of the designations, relative rights, preferences and limitations applicable to each class and series and the authority of the Board of Directors to determine variations in rights, preferences and limitations for future series.

Section 8.4.  Transfers. The transfer of shares on the stock transfer books of the Corporation may be authorized only by the shareholder of record thereof, or by such shareholder’s legal representative, who shall furnish proper evidence of authority to transfer, or by such shareholder’s duly authorized attorney-in-fact, and, in the case of certificated shares (except as hereinafter provided in the case of loss, destruction or mutilation of certificates), upon surrender of the certificate or the certificates for such shares to the Corporation or its transfer agent duly endorsed for transfer.

Section 8.5.  Ownership. The Corporation may treat as the exclusive owner of shares of the Corporation, for all purposes, the person or persons in whose name shares are registered on the books of the Corporation, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as may be expressly provided by applicable law.

Section 8.6.  Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents and one or more registrars and may require each certificate for certificated shares to bear the signature of either or both.

Section 8.7.  Loss, Destruction or Mutilation of Certificates. The holder of any of the certificated shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause to be issued to him or her a new certificate or certificates of shares upon the surrender of the mutilated certificate or, in the case of loss or destruction, upon satisfactory proof of such loss or destruction. The Board of Directors may, in its discretion, require the holder of the lost or destroyed certificate or his or her legal representative to give the Corporation a bond in such sum and in such form, and with such surety or sureties as it may direct, to indemnify the Corporation, its transfer agents and its registrars, if any, against any claim that may be made against them or any of them with respect to the shares represented by the certificate or certificates alleged to have been lost or destroyed, but the Board of Directors may, in its discretion, refuse to issue a new certificate or certificates, except upon the order of a court having jurisdiction in such matters.

ARTICLE IX
Seal

The corporate seal of the Corporation shall, if the Corporation elects to have one, be in the form of a disc, with the name of the Corporation on the periphery thereof and the word “SEAL” in the center.

ARTICLE X
Miscellaneous

Section 10.1.  Corporation Law. The provisions of the Corporation Law, as it may from time to time be amended, applicable to all matters relevant to, but not specifically covered by, these Bylaws are hereby, by reference, incorporated in and made a part of these Bylaws. The term “Corporation Law” as used in these Bylaws means the Indiana Business Corporation Law, as amended from time to time. Words used in these Bylaws that are not otherwise defined by these Bylaws but that are defined by the Corporation Law shall, unless the context otherwise requires, have the meanings assigned to them by the Corporation Law.

Section 10.2.  Fiscal Year. The fiscal year of the Corporation shall end on the thirty first day of December of each year.

Section 10.3.  Control Share Acquisition and Business Combination Chapters.

(a)    The provisions of I.C. 23-1-42 of the Corporation Law are applicable to the Corporation as of and after March 14, 1989. The provisions of I.C. 23-1-43 of the Corporation Law are not applicable to the Corporation.

(b)    In the event (i) that no acquiring person statement complying with I.C. 23-1-42-6 has been delivered to the Corporation with respect to a control share acquisition on or before the date of mailing a notice of redemption of control shares pursuant to Section 10.3(c), or (ii) that control shares are not accorded full voting rights by the shareholders pursuant to I.C. 23-1-42--9, the Corporation shall have the power, at its option, to redeem any or all control shares at the fair value thereof, in accordance with the time and other requirements specified by I.C. 23-1-42--10 and this Section 10.3. “Fair Value” for purposes of the preceding sentence shall be deemed to be equal to the fair market value per share of the class or series of which the control shares are part immediately prior to the first public announcement of the intent or plan of the acquiring person to make a control share acquisition (“Announcement Date”). Such fair market value shall be determined by (i) the highest reported closing sale price during the thirty-day period immediately preceding the Announcement Date if such shares are listed on a securities exchange registered under the Securities Exchange Act of 1934 or if closing sales prices are reported on the National Market of the National Association of Securities Dealers, Inc. Automatic Quotation System (“NASDAQ”), or any similar system of automated dissemination of quotations of securities prices then in common use, or (ii) if such shares are not listed on any such exchange or such closing sales prices are not reported on the National Market, the highest closing bid quotation with respect to such shares during the thirty-day period immediately preceding the Announcement Date as reported on NASDAQ or any similar system then in use, or (iii) if no such quotations are available, the fair market value of such shares immediately prior to the Announcement Date as determined by the Board of Directors in good faith by such other reasonable method as the Board of Directors of the Corporation shall, in its discretion, select and apply.

(c)    In case the Corporation shall desire to exercise its right to redeem control shares pursuant to Section 10.3(b), notice of such redemption shall be given to the holders of the control shares to be redeemed by mailing to such holders, within the time period, if any, specified by I.C. 23-1-42-10, a notice of such redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the redemption date, to their last addresses as they shall appear upon the stock transfer records of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, as of the date of mailing of the notice. In any case, failure to give due notice by mail to the holder of any control share, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of any other control share. Each such notice shall specify the redemption date, the number of control shares to be redeemed held by such holder, the place of redemption and the redemptive price at which the control shares are to be redeemed. Such notice shall further state that payment of the redemption price will be made upon presentation and surrender of the certificate(s) representing the control shares (with such instruments of transfer and other assurances as the Corporation may reasonably request) and that from and after the redemption date such holder shall have no rights with respect to such control shares (including no rights to vote or to receive distributions in respect thereof with respect to matters for which the record date shall fall on or after the redemption date) except the right to receive the redemption price (without interest) upon compliance with the procedures specified by this Section 10.3.

(d)    The Board of Directors may by resolution specify such other procedures as may in its discretion be deemed necessary or advisable for the purpose of implementing this Section 10.3 and is hereby empowered to determine, on the basis of the information known to it, all matters with respect to which a determination is required under I.C. 23-1-42 in connection with redemption of control shares.

(e)    Terms used in this Section 10.3 not otherwise defined shall, unless the context otherwise requires, have the meanings assigned to them by I.C. 23-1-42.

Section 10.4.  Definition of Articles of Incorporation. The term “Articles of Incorporation” as used in these Bylaws means the Articles of Incorporation of the Corporation, as amended and restated from time to time.

Section 10.5.  Amendments. Except as otherwise required by the Corporation’s Articles of Incorporation or by the Corporation Law, these Bylaws may be altered, amended or repealed by either (a) the Board of Directors by the affirmative vote of a majority of the number of Directors then in office, or (b) the shareholders of the Corporation in the manner specified in Article IX of the Corporation’s Articles of Incorporation. Provisions of these Bylaws may also be waived by the Board of Directors by the affirmative vote of a majority of the number of Directors then in office, except as otherwise prohibited by the Corporation’s Articles of Incorporation or by the Corporation Law.

Effective: December 18, 2023